Exhibit 3.1

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “VAPOR CORP.”, FILED IN THIS OFFICE ON THE FOURTH DAY OF MARCH, A.D. 2016, AT 4:25 O`CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

5455438 8100 SR# 20161503164	Authentication: 201935163 Date: 03-04-16

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION

OF VAPOR CORP.

Vapor Corp. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”), hereby certifies as follows:

1.  Pursuant to Sections 242 and 228 of the Delaware General Corporation Law, the amendment herein set forth has been duly approved by the Board of Directors and holders of a majority of the outstanding capital stock of the Company.

2.  Section 4 of the Certificate of Incorporation is amended to read as follows:

“4. The total number of shares of stock which the Corporation is authorized to issue is 5,001,000,000. 5,000,000,000 shares shall be common stock, par value $0.0001 per share (“Common Stock”), and 1,000,000 shall be preferred stock, par value $0.001 per share (“Preferred Stock”). Except as otherwise provided in this Corporation’s Certificate of Incorporation, authority is hereby vested in the Board of Directors of the Corporation from time to time to provide for the issuance of shares of one or more series of Preferred Stock and in connection therewith to fix by resolution or resolutions providing for the issue of any such series, the number of shares to be included therein, the voting powers thereof, and such of the designations, preferences and relative participating, optional or other special rights and qualifications, limitations and restrictions of each such series, including, without limitation, dividend rights, voting rights, rights of redemption, or conversion into Common Stock rights, and liquidation preferences, to the fullest extent now or hereafter permitted by the Delaware General Corporation Law and any other provisions of this Amended and Restated Certificate of Incorporation. The Board of Directors is further authorized to increase or decrease (but not below the number of such shares of such class or series then outstanding) the number of shares of any such class or series subsequent to the issuance of shares of that class or series.

Upon the effectiveness of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, every seventy (70) shares of the Corporation’s issued and outstanding Common Stock, par value $0.0001 per share, that are issued and outstanding immediately prior to March 8, 2016 shall, automatically and without any further action on the part of the Corporation or the holder thereof, be combined into one (1) validly issued, fully paid and non-assessable share of the Corporation’s Common Stock, par value $0.0001 per share, provided that in the event a stockholder would otherwise be entitled to a fraction of a share of Common Stock pursuant to the provisions of this Article, such stockholder shall receive one whole share of Common Stock in lieu of such fractional share and no fractional shares shall be issued.”

3.  This Certificate of Amendment to the Certificate of Incorporation was duly adopted and approved by the stockholders of this Company on the 1st day of February, 2016 in accordance with Section 242 of the Delaware General Corporation Law.

State of Delaware

Secretary of State

Division of Corporations

Delivered 04:25 PM 03/04/2016

FILED 04:25 PM 03/04/2016

SR 20161503164 - File Number 5455438

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Incorporation as of the 4th day of March, 2016.

By:	/s/ Jeffrey Holman
Jeffrey Holman, Chief Executive Officer

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